(logo) TRIMONT

3560 Lenox Road Northeast	+1 404 420 5600	trimont.com
Suite 2200
Atlanta, GA 30326

ANNUAL STATEMENT OF COMPLIANCE

Pursuant to the applicable Servicing Agreement for each of the transactions listed on Schedule I hereto, the undersigned, a duly authorized officer of Trimont LLC in its capacity as Special Servicer (“Trimont”), hereby certifies as follows as of and for the year ending December 31, 2025 or such shorter period as noted on Schedule I (the “Reporting Period”):

1.      A review of Trimont’s activities during the Reporting Period and of its performance under the applicable Servicing Agreement has been made under such officer’s supervision; and

2.      To the best of such officer’s knowledge, based on such review, Trimont has fulfilled all of its obligations under the applicable Servicing Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 27 day of February 2026.

By: /s/ Angela Gonzales

Name: Angela Gonzales

Title: Authorized Signatory

SCHEDULE I

Transaction

225 Liberty Street Trust 2016

AHT1 2018-KEYS

Bancorp 2017-CRE21

Bancorp 2018-CRE32

Bancorp 2018-CRE43

BFLD 2024-UNIV

BSREP 2021-DC4

CAMB Trust 2019-LIFE5

CSMC 2017-PFHP

GSMS 2016-GS3

GSMS 2018-GS106

GSMS 2021-ROSS

GSMS 2024-UPTN

HAVN TRUST 2025-MOB7

JPMCC 2018-MINN

JW Trust 2024-BERY

MED 2024-MOB

MSC 2017-ASHF

NCSM 2019-MILE

NYC 2025-3BP8

NYT 2019-NYT9

UBS-B 2012-C210

1 For period 1 January 2025 through 17 June 2025

2 For period 1 January 2025 through 17 June 2025

3 For period 1 January 2025 through 17 June 2025

4 For period 1 January 2025 through 21 July 2025

5 For period 1 January 2025 through 16 June 2025

6 For period 1 January 2025 through 5 September 2025

7 For period 2 October 2025 through 12 December 2025

8 For period 27 February 2025 through 31 December 2025

9 For period 1 January 2025 through 3 November 2025

10 For period 1 January 2025 through 10 January 2025